EXHIBIT 21

                            LIST OF SUBSIDIARIES

      UPPCO, incorporated in 1947 under the laws of the State of Michigan doing business under the same name.

      UPBDC, incorporated in 1989 under the laws of the state of Michigan doing business under the same name.

      PENVEST, incorporated in 1995 under the laws of the State of Michigan doing business under the same name.